Exhibit 10.4(c)

SUMMARY OF NON-EMPLOYEE DIRECTORS’ COMPENSATION

March 1, 2006

The following is a summary of the compensation currently paid to non-employee directors serving on the Board of Directors of Blockbuster Inc. Directors’ compensation is subject to change from time to time. Employee directors are not paid additional compensation for their services as directors.

•	Annual Retainer Fee — On March 24, 2005, based on the recommendation of the Nominating/Corporate Governance Committee, the Board approved an increase in the annual retainer fee from $50,000 to $100,000. Of the $100,000, $50,000 is to be paid in shares of our Class A common stock that is non-transferable for one year after it is paid. The other $50,000 is to be paid in cash. The stock portion of the retainer fee is paid semi-annually as soon as practicable on or after January 1 and July 1 based on the closing price of a share of Blockbuster Class A common stock on the date of issuance. The cash portion of the retainer fee is paid semi-annually on approximately June 30 and December 31. Retainer fees are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

•	Retainer Fee for Committee Chairs — On March 24, 2005, based on the recommendation of the Nominating/Corporate Governance Committee, the Board increased the annual cash retainer fee for (1) the Chair of the Audit Committee from $7,500 to $10,000 and (2) the Chair of the Compensation Committee from $5,000 to $7,500. In addition, the Board established an annual cash retainer fee of $7,500 for the Chair of the Nominating/Corporate Governance Committee. Retainer fees for committee chairs are paid semi-annually on approximately June 30 and December 31 and are subject to pro-ration with respect to any director who did not serve in such capacity for a complete semi-annual period.

•	Meeting Fees — Directors are paid $2,000 in cash for each meeting of the Board in which they participate (whether in person or by telephone) and $1,000 in cash for each committee meeting attended if such meeting is held on a different day from the day of a meeting of the Board.

•	Reimbursement — Directors are also reimbursed for their expenses incurred in connection with their service on the Board of Directors or any committee of the Board.

Non-employee directors may also receive additional fees from time to time for site visits, for attending business meetings to which a director is invited as a representative of Blockbuster or for serving on any special Board committees. To the extent applicable, any such additional fees will be determined by on a case-by-case basis.